Exhibit 99.1

Contact: Juan José Orellana Investor Relations 562-435-3666, ext. 111143	Sunny Yu Public Relations 562-901-1039

MOLINA’S MEDICAID CLAIMS PROCESSING SYSTEM

RECEIVES FULL FEDERAL CERTIFICATION IN MAINE

State of Maine to Receive Maximum Federal Funding for New System

AUGUSTA, Maine (December 20, 2011)—Maine’s Department of Health and Human Services and Molina Healthcare, Inc. (NYSE:MOH) announced today that the State’s Medicaid Management Information System received full federal certification from the federal Centers for Medicare and Medicaid Services (CMS). The Maine Integrated Health Management Solution (MIHMS) was designed and implemented by Molina Healthcare’s wholly owned subsidiary, Molina Medicaid Solutions.

As a result of certification, the Maine Integrated Health Management Solution system has been found to meet the standards of CMS for a certified claims management system. This will allow Maine to claim 75 percent reimbursement for ongoing operations retroactive to September 1, 2010 – the date that the system began processing claims.

As part of the certification process, the new system underwent a rigorous weeklong on-site review by CMS. In a letter to Maine DHHS Commissioner Mary Mayhew, CMS Associate Regional Administrator Richard McGreal wrote:

“The certification visit did result in findings, but none that would prevent CMS from approving the state’s retroactive federal financial participation… Although we think [our] recommendations would improve the operating efficiencies of the MMIS, the state is not obligated to implement the recommendations.”

Commissioner Mayhew noted the need for continued improvement and praised those who have worked diligently to move the system through the certification process.

“While we still have some work to do, CMS’ decision confirms that our claims management system is of high quality and will serve DHHS and those who provide services for years to come,” she said. “This milestone is a direct result of the collaborative and tireless efforts of our DHHS staff, Molina and many other partners who offered help along the way.”

Certification is an especially significant milestone because Maine’s previous Medicaid Management Information System had not received this distinction and the system’s problems were well-documented.

“We’re extremely pleased that the federal certification will allow the State of Maine to receive enhanced federal matching funds. We look forward to our continued work with DHHS to provide the best support for Maine’s providers and Medicaid recipients,” said Norm Nichols, president of Molina Medicaid Solutions.

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Maine CMS Certification

Since September 1, 2010, the Maine Integrated Health Management Solution system has been processing approximately one million claims a month and paying nearly 3,000 providers each week.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.7 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

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